Exhibit 107

CALCULATION OF FILING FEE TABLE

424B7

(Form Type)

PLUG POWER INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security	Security	Fee	Amount	Maximum	Maximum	Fee Rate	Amount of
	Type	Class	Calculation	Registered(1)	Proposed	Aggregate		Registration
		Title	Rule		Offering	Offering Price		Fee
					Price Per
					Share(2)
Fees to be Paid	Equity	Common Stock, par value $0.01 per share	457(c)	54,966,188	$13.42	$737,646,242.96	$0.00011020	$81,288.62(3)
		Total Offering Amount				$737,646,242.96
		Total Fees Previously Paid						--
		Total Fee Offsets						--
		Net Fee Due						$81,288.62

(1)	Represents shares offered by the selling stockholder identified in this prospectus supplement. Includes an indeterminable number of additional shares of common stock that, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the shares to be offered by the selling stockholder.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq Capital Market on March 7, 2023 which was $13.42.

(3)	Calculated in accordance with Rule 457(r) under the Securities Act. This "Calculation of Filing Fee" table shall be deemed to update the "Calculation of Registration Fee" table in the registrant's registration statement on Form S-3ASR filed with the Securities and Exchange Commission on June 8, 2022 (File No. 333-265488) in accordance with Rules 456(b) and 457(r) under the Securities Act..